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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Northrim BanCorp, Inc.
(Exact name of registrant as specified in its charter)

Alaska	• 92-0175752
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
3111 C Street Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

    If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

    If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

    If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

    If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /x/

    Securities Act registration statement file number to which this Form relates:            (if Applicable)

    Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered N/A	Name of each exchange on which each class is to be registered N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, no par value
(Title of class)

Information Required in Registration Statement

Item 1. Description of Registrant's Securities to be Registered

    The registrant's authorized common stock consists of 10,000,000 shares of common stock, $1.00 par value, of which 6,106,823 shares are outstanding and 717,624 shares of common stock are reserved for options to the registrant's key officers, employees and directors under its stock option plans.

    Preferred stock is not currently authorized.

    Each share of the registrant's outstanding common stock is entitled to one vote on all matters presented for a vote, including the election of directors. Shareholders do not have cumulative voting rights. The registrant's shareholders are entitled to receive any dividends that may be declared by the Board of Directors out of funds legally available under applicable state and federal law. No holder of shares of any class of the registrant's capital stock has any preemptive right to acquire unissued shares of the registrant's capital stock. In case of liquidation, the holders of the registrant's common stock are entitled to share equally and ratably in the assets remaining after provision for all debts and liabilities.

Item 2. Exhibits

Exhibit Number	Name of Document
3.1	Amended and Restated Articles of Incorporation
3.2	Bylaws
4.1	Form of Common Stock Certificate
10.1	Employee Stock Option and Restricted Stock Award Plan
10.2	2000 Employee Stock Incentive Plan
10.3	Restated and amended Employment Contract with R. Marc Langland.
10.4	Restated and amended Employment Contract with Christopher N. Knudson
10.5	Restated and amended Employment Contract with Victor P. Mollozzi
10.6	Plan and Agreement of Reorganization between the Registrant and Northrim Bank dated as of March 7, 2001
21	Subsidiaries Northrim Bank

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NORTHRIM BANCORP, INC.

/s/ R. Marc Langland
By:	R. Marc Langland
Title:	Chief Executive Officer
Date:	January 14, 2002

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Information Required in Registration Statement